Putnam RetirementReady 2025 Fund
7/31/17 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 1,009
Class B	 8
Class C  17
Class M  4

72DD2 (000s omitted)
Class R	 32
Class R6 141
Class Y	 132

73A1
Class A	 0.304
Class B	 0.150
Class C	 0.172
Class M  0.235

73A2
Class R	 0.256
Class R6 0.321
Class Y	 0.342

74U1 (000s omitted)
Class A	 3,618
Class B	 58
Class C	 95
Class M	 12

74U2 (000s omitted)
Class R	 130
Class R6 491
Class Y	 402

74V1
Class A	 22.36
Class B	 20.84
Class C	 20.78
Class M	 21.13

74V2
Class R	 20.97
Class R6 22.55
Class Y	 22.50

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.